Exhibit 99.1

PennyMac Mortgage Investment Trust Announces

Changes to Its Board of Trustees

Westlake Village, CA, April 20, 2023 – PennyMac Mortgage Investment Trust (NYSE: PMT) announced today that Donna Corley, former Executive Vice President and Head of Single-Family Business at Freddie Mac, will join its Board of Trustees and that Marianne Sullivan will step down from its Board of Trustees, both effective June 1, 2023.

“I am excited to announce Donna Corley’s election to our Board of Trustees,” said Chairman and Chief Executive Officer David Spector. “Her expertise in single-family housing, including in capital markets and mortgage credit, combined with her considerable experience working alongside regulators and other industry participants will undoubtedly provide a unique and invaluable perspective. We welcome her arrival with great enthusiasm and look forward to her many future contributions.”

Mr. Spector continued, “I am immensely grateful for Marianne’s faithful service and the numerous contributions she has made since joining PMT’s Board of Trustees back in 2017. Her insight and expertise will be missed, and on behalf of the Board, I wish her nothing but the best in her future endeavors.”

Ms. Corley spent her nearly 30-year career at Freddie Mac. From 2019 to 2022, she served as Executive Vice President and Head of Single-Family Business, responsible for managing a portfolio of mortgage assets totaling nearly $3 trillion. Her responsibilities included managing client relationships, optimizing asset acquisitions and pricing, establishing credit and servicing policies, and ensuring sound practices in managing credit, counterparty, compliance and operational risks. Ms. Corley previously served as Chief Risk Officer for the Single-Family Business from 2014 to 2019, and Senior Vice President of Credit Pricing, Risk Transfer and Securitization from 2011 to 2014, along with other roles. Ms. Corley has served as a board member of Bite Me Cancer since 2018, where she is co-chair of the Operations Committee. Ms.

Exhibit 99.1

Corley holds a B.S. in business administration from The American University and earned a Chartered Financial Analyst designation.

About PennyMac Mortgage Investment Trust

PennyMac Mortgage Investment Trust is a mortgage real estate investment trust (REIT) that invests primarily in residential mortgage loans and mortgage-related assets. PMT is externally managed by PNMAC Capital Management, LLC, a wholly-owned subsidiary of PennyMac Financial Services, Inc. (NYSE: PFSI). Additional information about PennyMac Mortgage Investment Trust is available at pmt.pennymac.com.

Media   Investors

Kristyn Clark   Kevin Chamberlain

kristyn.clark@pennymac.com   Isaac Garden

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